EXHIBIT 10.4

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment” or “Amendment”) is executed on the dates set forth below to be effective on the first day of the month following the month in which this Amendment is executed (the “Amendment Effective Date”) by and between DSM NUTRITIONAL PRODUCTS, INC. (“Tenant”) and FALK US PROPERTY INCOME FUND, L.P. (“Landlord”).

WITNESSETH

WHEREAS, Bellemead Development Corporation (“Original Landlord”) and Hoffman-LaRoche Inc. (“Original Tenant”) entered into that certain Standard Form of Net Office Lease, dated November 6, 1996 (the “Lease”) whereby Original Landlord leased to Original Tenant a building (the “Building”) consisting of approximately 106,680 rentable square feet located at 45 Waterview Boulevard, Parsippany, New Jersey (“Demised Premises”); and

WHEREAS, Original Tenant assigned its rights under the Lease to Roche Vitamins, Inc. (“Roche Vitamins”) by assignment dated effective as of January 1, 1997; and

WHEREAS, Landlord purchased the Demised Premises from Original Landlord, and Original Landlord assigned its rights under the Lease to Landlord by Assignment and Assumption Agreement, dated as of December 15, 1997; and

WHEREAS, Original Tenant, Roche Vitamins, and Tenant entered into a Assignment and Assumption of Lease, effective as of September 30, 2003 whereby Roche Vitamins and Original Tenant assigned their rights under the Lease to Tenant, who purchased all or substantially all of Roche Vitamin’s assets and assumed the obligations of Roche Vitamins and Original Tenant under the Lease; and

WHEREAS, the Initial Term of the Lease will expire as of the 31st day of August, 2007, but Landlord and Tenant have agreed to extend the Initial Term for an additional ten (10) years, and amend the Lease as more particularly described below.

NOW THEREFORE, the parties hereto agree to modify the terms of the Lease as follows, to be effective as of the Amendment Effective Date:

1. This Amendment shall be subject at all times to all of the covenants, agreements, terms, provisions and conditions of the Lease, and any amendments and supplements thereto, except as specifically set forth below.

2. Section (k) of the Basic Definitions captioned “Term of Lease” shall be amended by deleting “10 years” therein and inserting in lieu thereof “through August 31, 2017”.

3. Section (m) of the Basic Definitions captioned “Minimum Rent” shall be amended by deleting any reference to the period 4/1/2005 through 8/31/2007 and adding the following:

PERIOD	ANNUAL MINIMUM RENT	MONTHLY MINIMUM RENT
4/1/2005 to 3/31/2006	$1,781,556.00	$148,463.00
4/1/2006 to 3/31/2007	$1,834,896.00	$152,908.00
4/1/2007 to 3/31/2008	$1,888,236.00	$157,353.00
4/1/2008 to 3/31/2009	$1,941,576.00	$161,798.00
4/1/2009 to 3/31/2010	$1,994,916.00	$166,243.00
4/1/2010 to 3/31/2011	$2,048,256.00	$170,688.00
4/1/2011 to 3/31/2012	$2,101,596.00	$175,133.00
4/1/2012 to 3/31/2013	$2,154,936.00	$179,578.00
4/1/2013 to 3/31/2014	$2,208,276.00	$184,023.00
4/1/2014 to 3/31/2015	$2,261,616.00	$188,468.00
4/1/2015 to 3/31/2016	$2,314,956.00	$192,913.00
4/1/2016 to 3/31/2016	$2,368,296.00	$197,358.00
4/1/2017 to 8/31/2017	$2,378,964.00	$198,247.00

4. Section (p) of the Basic Definitions captioned “Permitted Use” shall be amended by deleting the language therein and inserting the following in lieu thereof: “General office and other lawful purposes incidental to general office use, subject to the express use limitations set forth in Section 9.2, Section 11 and elsewhere in this Lease”.

5. Section (r) of the Basic Definitions captioned “Broker” shall be amended by deleting the language therein and inserting the following in lieu thereof:

CB Richard Ellis

Park 80 West, Plaza Two

6th Floor

Saddle Brook, New Jersey 07663

6. Provided Tenant is not in default under the Lease (beyond any applicable grace or cure period), Landlord shall pay to Tenant the sum of $853,440.00 (calculated on the basis of $8.00 per square foot of the Demised Premises) (“Renewal Allowance”) not later than thirty (30) days after the date on which this Amendment is signed by Landlord. The Renewal Allowance shall be used by Tenant in its discretion for the design and construction of the Demised Premises, consultant fees and commissions incurred by Tenant in connection with this First Amendment, and any additional design and construction within the Demised Premises.

7. Section 6.2(c)(II)(1) of the Lease captioned “Taxes: Operating Costs: Reimbursements” shall be amended by deleting “(as determined by Landlord)” and inserting in lieu thereof “(as reasonably determined by Landlord in accordance with generally accepted accounting principles consistently applied).”

8. Section 13 of the Lease captioned “Tenant’s Work and Installations” shall be amended as follows:

(a) Section 13.1(b)(ii) shall not apply as long as Tenant leases 100% of the Building.

(b) Notwithstanding anything set forth in Section 13 to the contrary, in connection with Tenant’s performance of permitted alterations to the Demised Premises, (1) Landlord shall reasonably cooperate with Tenant as reasonably necessary in order for Tenant to submit for and obtain all necessary permits, at no cost to Landlord, and (2) any plan review, construction management or construction supervisory fee (if any) charged by Landlord shall be competitive with such reasonable fees typically charged by others for similar services for comparable office buildings in the Parsippany, New Jersey area.

9. Section 16 of the Lease captioned “Assignment and Subletting” shall be amended as follows:

(a) Section 16.5(c) and Section 16.5 (f) of the Lease shall not apply as long as Tenant leases 100% of the Building;

(b) the sentence following Section 16.5(f) shall not apply as long as Tenant leases 100% of the Building; and

(c) Section 16.6 shall be amended by deleting “sixty (60%) percent” therein and inserting in lieu thereof “fifty percent (50%)”, and by adding the following at the end of said section: “, provided, any reasonable consideration attributable solely to, and received by Tenant from any sublessee or assignee for, personal property of Tenant shall not be included in determining the amount of consideration received by Tenant to be shared between Landlord and Tenant as set forth herein”.

10. Notwithstanding anything set forth in the Lease to the contrary, including, without limitation Section 23, Tenant may, in Tenant’s reasonable discretion, select any and all properly licensed contractors to complete any improvements to be performed on the Demised Premises by or on behalf of Tenant, subject to Landlord’s prior written consent, such consent not to be unreasonably withheld, provided (i) such work performed is so done in accordance with all applicable laws, rules, regulations, ordinances, and statutes, as well as plans and specifications reasonably approved by Landlord prior to the commencement of any such Tenant improvements, and (ii) Tenant receives all required permits and licenses in connection therewith. In the event Tenant elects to have Landlord, including Landlord’s designated representative, as its construction manager, or, in the event Tenant selects another firm to acts as its construction manager, then Landlord’s construction management or supervisory fee, as applicable, shall be reasonably competitive with such fees typically charged by others for similar construction management or supervisory work with respect to comparable buildings in the Parsippany, New Jersey area.

11. Section 34.1(b) of the Lease is hereby deleted in its entirety; provided, that, if Tenant (including its permitted subtenants and its assignee) ceases to continuously conduct business in at least twenty-five percent (25%) of the Demised Premises for a period of more than sixty (60) continuous days for any reason other than a casualty or national emergency and fails to resume operations in more than twenty-five percent (25%) of the Demised Premises within sixty (60) days after Tenant’s receipt of written notice from Landlord, then Landlord may terminate this Lease upon written notice to Tenant, to be effective not later one hundred twenty (120) days from the date of Landlord’s termination notice but such failure to operate shall not constitute a default or Event of Default under this Lease as long as Tenant otherwise complies with the Lease.

12. Section 45 of the Lease captioned “Managing Agent” shall be amended as follows:

(a) Section 45.1 is hereby deleted and the following shall be substituted in lieu thereof: “The Gale Company, formerly known as Gale & Wentworth, LLC (the “Current Property Manager”) has been managing the Demised Premises since the date of Landlord’s purchase of the Demised Premises.

(b) Sections 45.2 and 45.3 are hereby deleted.

(c) A new Section 45.5 shall be added as follows:

45.5 Notwithstanding anything set forth therein to the contrary, as long as Tenant leases 100% of the Building, Tenant may elect to serve as “Managing Agent” by “self managing” the Demised Premises as long as the following conditions and requirements are satisfied at all times:

(i) Tenant shall give to Landlord a written notice that Tenant desires to self-manage the Demised Premises, accompanied by (1) information to indicate that Tenant is prepared to assume and has on its staff qualified and trained personnel to fulfill the responsibilities associated with managing the Building consistent with first class building standards in the Parsippany, New Jersey area (or intends to engage a qualified, experienced independent property management company to perform the duties of the Managing Agent) (“Tenant’s Manager”), and (2) an Annual Business Plan (as defined below) for the then current calendar year (collectively, a “Self Management Notice”);

(ii) Landlord shall approve the Self Management Notice (including the independent property management company, if applicable), such approval not to be unreasonably withheld;

(iii) Within three (3) business days after Landlord’s approval of the Self Management Notice in all respects, Landlord shall terminate its Property Management Agreement with the Current Property Manager without charge to Tenant, to be effective on the date (the “Self Management Effective Date”) that is sixty (60) days after the Current Property Manager’s receipt of written notice of termination from Landlord;

(iv) Effective as of the Self Management Commencement Date, Landlord shall assign to Tenant, and Tenant shall assume Landlord’s obligations under, all assignable service and supplier contracts relating to the Demised Premises;

(v) On and after the Self Management Commencement Date, Tenant shall (i) perform or cause to be performed all duties of Landlord relating to services provided by Landlord under the Lease and relating to the condition, operation, maintenance and security of the Building, other than replacement of those portions of the Building described in Section 6.2(c)(I) of the Lease, and (ii) pay all Operating Costs directly, excluding Taxes and Landlord’s insurance premiums that Landlord shall continue to pay and seek reimbursement from Tenant as provided in the Lease. Tenant shall discharge such duties under this Lease as Managing Agent with the care, skill, prudence and diligence customarily exercised by reputable real estate managers and owners acting in a like capacity and with familiarity with such matters as would customarily be used in the conduct of an enterprise of a like character and with like aims for Class A office buildings in Parsippany, New Jersey (the “Performance Standard”);

(vi) Tenant shall select, arrange for, monitor and replace independent contractors with respect to the Demised Premises as necessary or desirable to provide for the proper management, maintenance, repair and operation of the Demised Premises pursuant to contracts (“Service Contracts”) containing such terms as are commercially reasonable for the operation and proper maintenance of the Demised Premises consistent with the Performance Standard. Unless otherwise approved by Landlord, all new Service Contracts shall be terminable upon no less than thirty (30) days’ notice. Tenant shall use commercially reasonable efforts to cause all service providers to adhere to the terms and conditions of their respective Service Contracts and shall report known material deviations to Landlord;

(vii) On or before December 1 of each calendar year after the Self Management Commencement Date (for the period January 1 - December 31 of the next succeeding year, i.e., the Fiscal Year), prepare an annual business plan with respect to the Demised Premises for approval by Landlord (“Annual Business Plan”), such approval not to be unreasonably withheld, delayed or conditioned. The Annual Business Plan shall include (i) recommendations with respect to operation, maintenance and repair of the Building and, as necessary, replacement of Building components, including capital items, if any, and (ii) an operating budget and capital budget for the Demised Premises. Notwithstanding anything contained in the Lease to the contrary, Tenant shall make and implement all changes to the Annual Business Plan that may be reasonably requested by Landlord from time to time, including completion of capital improvements reasonably required by Landlord, such capital improvements to be handled in accordance with Section 6.2(c)(II) of the Lease;

(viii) Tenant shall provide Landlord with (a) quarterly financial statements showing all expenditures by Tenant in performing the duties assumed by Tenant in connection with self-management; and (b) annual reports with respect to the operation and performance of the Demised Premises, including a description of the operation of the Demised Premises, an analysis of any material variances from the applicable Annual Business Plan, and any suggested modifications to the applicable Annual Business Plan (including the budgets comprising a part thereof);

(ix) At Landlord’s request, Tenant shall meet with Landlord at the Building to discuss the general operation of the Demised Premises and the reports described above;

(x) Landlord shall have the right to inspect the Building on a quarterly basis, by appointment upon at least forty-eight (48) hours prior written notice, except in the case of an emergency. After each inspection, Landlord shall notify Tenant in writing in the event Landlord observes any failure to meet the Performance Standard and Tenant shall promptly correct any deficiency identified by Landlord;

(xi) Tenant shall, promptly after becoming aware of same, notify Landlord of any event, respecting the Demised Premises, which shall involve (a) material damage to the Demised Premises, (b) criminal activity at the Demised Premises, (c) litigation against Landlord or Tenant relating to the ownership or management of the Demised Premises, and (d) an event adversely affecting the Demised Premises which in Tenant’s opinion will result in material reduction or increase in aggregate expenditures relating to the operation, maintenance or repair of the Building;

(xii) Tenant shall maintain a complete and accurate set of files, books and records of all business activities and operations conducted by Tenant in connection with Tenant’s performance as Managing Agent under the Lease. All such books and records shall be open to inspection and photocopying by Landlord and its designees at the office of the Tenant during normal business hours at all times during the Term hereof and for a period of three (3) years following the Termination. In addition, Tenant shall be afforded access to the books and records of the business activities and operations relating to Tenant’s serving as Managing Agent and such books and records shall be open to inspection and photocopying by Tenant at the office of Landlord during normal business hours at all times during the term of the Lease and for a period of three (3) years following the termination of the Lease;

(xiii) Without limitation of other remedies available to Landlord under Section 35 and 36 of this Lease, Landlord may terminate Tenant’s right to self-manage during the remainder of the term and any renewal term if Tenant shall fail to perform its obligations under this Section 45.5 and such failure is not cured within the Cure Period (as defined in Section 34.2 of the Lease) including any extension of the Cure Period to which Tenant is entitled under said Section 34.2. On the effective date of termination, Tenant promptly shall deliver to Landlord a full accounting showing all expenses paid on account of the Demised Premises. All books and records as pertain to the Demised Premises (other than confidential information or information or materials proprietary to Tenant) shall be delivered to Landlord upon or within a reasonable period of time after the effective date of termination;

(xiv) In the performance of its duties as Managing Agent hereunder, Tenant shall be an independent contractor and not an employee, partner or joint venturer of Landlord. Tenant is, and shall remain at all times during the term of the Lease with no power or authority to bind or contract for Landlord unless Landlord specifically grants such authority in writing; and

(xv) As an Operating Cost, Tenant currently reimburses Landlord for an annual asset management fee equal to one percent (1%) of the Minimum Rent and Additional Rent paid by Tenant (the “Asset Management Fee”). If Tenant shall elect to self-manage in accordance with this Section 45.5, no Asset Management Fee shall be payable.

13. In accordance with Section 46 captioned “Broker”, Tenant represents that only CB Richard Ellis, Inc. (“Tenant’s Broker”) has acted as its exclusive representative for this transaction. Tenant, at its sole cost and expense, shall pay Tenant’s Broker a brokerage commission in connection with the negotiation and execution of this Amendment, and that the terms and conditions set forth in Section 46 shall be in effect as to the foregoing Tenant Broker.

14. Tenant shall have two (2) successive options (each a “Renewal Option”) to renew the term of the Lease for a period of five (5) years each in accordance with and subject to the conditions and requirements set forth in Section 51 of the Lease captioned “Renewal Option” except for the following:

(a) The Minimum Rent applicable to each renewal period shall be determined in accordance with Section 51.3, provided that Section 51.4(a) shall be deleted and the following shall be inserted in lieu thereof: “The Minimum Rent during each Renewal Term shall be the fair market rental value of the Building prevailing six (6) months prior to the commencement of any such renewal term determined by reference to comparable office buildings of similar age, style and use within the Parsippany, New Jersey competitive market area”.

(b) In Section 51.2(b), the phrase “and the Tenant named in Section 1.1 hereof shall be in occupancy of the entire Demised Premises” shall be deleted.

(c) The text of Section 51.2(d) shall be deleted and the following shall be substituted in lieu thereof: “The Renewal Options shall inure to the benefit of Tenant and its permitted successors and assigns in accordance with Section 16 of this Lease; provided, that the foregoing shall not be construed to grant to any subtenant or licensee the right to exercise any Renewal Option, it being agreed that such right shall reside solely the person or entity that has direct privity of contract with Landlord and holds the rights of the Tenant under this Lease.”

15. The Lease shall be amended to add a new Section 54 as follows:

Section 54. Financial Reporting. If shares in Tenant or Koninklijke DSM, N.V. (“Guarantor”) are publicly traded on a United States national stock exchange or on the Amsterdam stock exchange such that either Tenant or Guarantor is subject to securities disclosure and financial reporting requirements pursuant to which quarterly and annual financial reports are available on line via EDGAR or via Tenant’s or Guarantor’s website, Tenant shall not be obligated to furnish financial statements to Landlord. If, however, neither Tenant nor Guarantor is publicly traded such that financial reports are not available for review online, the following financial reporting requirements shall apply:

(i) On or before the 30th day of each calendar quarter during the term of the Lease, Tenant submit to Landlord a current financial statement indicating Tenant’s current net worth and general financial condition, including balance sheets and statements of income and expenses for the preceding calendar quarter, certified as true and correct by Tenant’s chief financial officer.

(ii) Within ninety (90) days following the expiration of Tenant’s fiscal year, and no less frequently than once every twelve (12) calendar months, Tenant shall submit to Landlord annual financial statements prepared in accordance with generally accepted accounting principles consistently applied and certified as true and correct by Tenant’s chief financial officer.

16. Nothing contained herein shall be deemed to release Original Tenant or its subsidiary Roche Vitamins, Inc. from primary liability for payment and performance due with through the Initial Term that would have expired as of the 31st day of August, 2007. After August 31, 2007, Original Tenant and its subsidiary Roche Vitamins, Inc. shall be liable under the Lease only to the extent the liability in question relates to obligations incurred or accruing on or before August 31, 2007.

17. Concurrent with the execution of the Amendment and as a condition to Landlord executing the Amendment, Tenant shall deliver to Landlord a Guaranty, in the form attached hereto as Exhibit A, executed by Guarantor. Any default by Guarantor under such Guaranty that is not cured within any applicable Cure Period shall constitute and Event of Default under the Lease.

18. This Amendment may be executed in counterparts each of which shall constitute an original and which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year first above written.

LANDLORD:

FALK US PROPERTY INCOME FUND, L.P.

By:	Falk U.S. Investments, Inc.
General Partner

	By:	/s/ John R. Haynes
John R. Haynes
Assistant Secretary

WITNESS NO. 1:	J. Greer Cummings, Jr.
Printed Name of Witness:	J. Greer Cummings, Jr.
Address of Witness:	1600 DIVISION ST. STE 700
NASHVILLE, TN 37203

WITNESS NO. 2:
Printed Name of Witness:
Address of Witness:

Executed on April 11, 2005 [ILLEGIBLE]

TENANT:

DSM NUTRITIONAL PRODUCTS, INC.

By:	/s/ [ILLEGIBLE]
[ILLEGIBLE]
Title:	Chief Executive Officer, DSM Nutritional Products

DSM NUTRITIONAL PRODUCTS, INC.

By:	/s/ Patrick Weinberg
Patrick Weinberg
Title:	Vice-President, Chief Financial Officer DSM Nutritional Products, Inc.

Signature Received by Fax on April 5, 2005 [ILLEGIBLE]